EXHIBIT 10.3

SECOND AMENDED AND RESTATED

TERM REVOLVING NOTE

$20,500,000.00	May 17, 2013

1.                                      FOR VALUE RECEIVED, HERON LAKE BIOENERGY, LLC, a Minnesota limited liability company (the “Borrower”), hereby promises to pay to the order of AGSTAR FINANCIAL SERVICES, PCA, a United States corporation (the “Lender”), the principal sum of Twenty Million Five Hundred Thousand and 00/100ths ($20,500,000.00) Dollars, or so much thereof as may be advanced to, or for the benefit of, the Borrower and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein pursuant to that certain Sixth Amended and Restated Master Loan Agreement of even date herewith, by and between the Lender and the Borrower (as it may be amended, modified, supplemented, extended or restated from time to time, the “MLA”), and which remains unpaid, in lawful money of the United States and immediately available funds. This Second Amended and Restated Term Revolving Note (the “Note”) is issued pursuant to the terms and provisions of the MLA and is entitled to all of the benefits provided for herein and therein. All capitalized terms used and not defined herein shall have the meanings assigned to them in the MLA.

2.                                      The outstanding principal balance of this Note shall bear interest as follows:

(i)                                     from the date of this Note until July 31, 2013, at a variable rate per annum equal to:

(A)                               if the Borrower is in compliance with the Working Capital covenant set forth in Section 5.02(d) of the MLA (as tested monthly), the greater of (A) the LIBOR Rate plus three hundred fifty (350) basis points or (B) five percent (5.0%); and

(B)                               if the Borrower is not in compliance with the Working Capital covenant set forth in Section 5.02(d) of the MLA (as tested monthly), the greater of (A) the LIBOR Rate plus five hundred fifty (550) basis points or (B) seven percent (7.0%), per annum.  For purposes of this paragraph 2, the Default Rate shall not be assessed on the outstanding principal balance of this Note prior to July 31, 2013, for a default or Event of Default based solely on Borrower’s failure to maintain the required Working Capital set forth in Section 5.02(d) of the MLA.

(ii)                                  from August 1, 2013 until the Maturity Date, at a variable rate equal to the greater of (A) the LIBOR Rate plus three hundred fifty (350) basis points or (B) five percent (5.0%), per annum, subject to Sections 2.04 of the MLA and paragraph 9, below.

(iii)                               The rate of interest due on the Term Revolving Loan shall initially be determined as of the date of this Note and shall thereafter be adjusted as and when LIBOR Rate changes and, as applicable, with the submission of each Compliance Certificate due hereunder.  All such adjustments to the rate of interest shall be made and become effective as of the first day of the month following the date of any change in LIBOR Rate (or under subparagraph 2(i)(B) above, a change to Borrower’s Working Capital below the applicable threshold set forth in Section 5.02(d) of the MLA) and shall remain in effect until and including the day immediately preceding the next such adjustment (each such day hereinafter being referred to as an “Term Revolving Loan Adjustment Date”).  Interest shall be computed on the basis of a year of three hundred sixty five (365) days, but charged for actual days principal is outstanding.

3.                                      “LIBOR Rate”means the One Month London Interbank Offered Rate (“One Month LIBOR”), rounded upward to the nearest ten thousandth of one percent, reported on the tenth day of the month immediately preceding the month for which interest is being calculated by the Wall Street Journal in its daily listing of money rates, defined therein as the average of interbank offered rates for dollar deposits in the London market. If One Month LIBOR is not reported on the tenth day of a month, the One Month LIBOR reported on the first Business Day preceding the tenth day of the month will be used. If this index is no longer available, Lender will select a new index which is based upon comparable information. For purposes of clarity, the parties hereto agree that it is their intention to utilize the One Month LIBOR rate described above for each one-month period with the applicable One Month LIBOR rate being reset for each successive one-month period as described above.

4.                                      Beginning June 1, 2013, and continuing on each Monthly Payment Date thereafter until the Term Revolving Loan Maturity Date, the Borrower shall make monthly payments of accrued interest on the outstanding principal balance of this Note.  In addition to such periodic payments of interest, Borrower shall make principal payments on the Term Revolving Loan as follows:

(i)            on or before July 31, 2013, an amount in the greater of (A) an amount equal to the proceeds of the Indenture Subordinated Debt less the sum of the Cash Payment, or (B) $5,000,000.00;

(ii)           on or before October 1, 2013, an amount equal to the Indenture Subordinated Debt in excess of $6,407,000.00, if any; and

(iii)          on October 1, 2013, and on the first day of each October thereafter, all amounts necessary to reduce the Outstanding Revolving Advances to the amount of the then applicable Term Revolving Loan Commitment, together with accrued interest thereon to the date of such prepayment.

The terms Indenture Subordinate Debt and Cash Payment shall have the meanings given under the MLA.  “Term Revolving Loan Commitment” means the following:

On the Date of this Note	$20,500,000.00
October 1, 2013	$18,500.000.00
October 1, 2014	$16,500,000.00
October 1, 2015	$14,500,000.00

5.                                      The outstanding principal balance hereof, together with all accrued interest, if not paid sooner, shall be due and payable in full on September 1, 2016 (the “Term Revolving Loan Maturity Date”).

6.                                      All payments and prepayments shall, at the option of the Lender, be applied first to any costs of collection, second to any late charges, third to accrued interest and the remainder thereof to principal.

7.                                      This Note may be prepaid, at any time, at the option of the Borrower, either in whole or in part, subject to the obligations of the Borrower to compensate the Lender for any loss, cost or expense as a result of such prepayment as set forth in the MLA. This Note is subject to mandatory prepayment, at the option of the Lender, as provided in the MLA.

8.                                      In addition to the rights and remedies set forth in the MLA: (i) if the Borrower fails to make any payment to Lender when due under this Note, then at Lender’s option in each instance, such obligation or payment shall bear interest from the date due to the date paid at 4% per annum in excess of the rate of interest that would otherwise be applicable to such obligation or payment under this Note; (ii) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances under this Note shall bear interest from the date of the Event of Default or such later date as Lender shall elect at 4% per annum in excess of the rate(s) of interest that would otherwise be in effect under the terms of this Note; (iii) after the maturity date, whether by reason of acceleration or otherwise, the unpaid principal balance of this Note (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 4% per annum in excess of the rate of interest that would otherwise be in effect under this Note. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.

9.                                      If the Borrower fails to make any payment to Lender within ten (10) days of the due date thereof (including, without limitation, any purchase of equity of Lender when required), the Borrower shall, in addition to such amount, pay a late charge equal to five percent (5%) of the amount of such payment.

10.                               This Note is secured by, among other instruments, that certain Sixth Amended and Restated Mortgage of even date herewith (as the same may be amended, restated or otherwise modified from time to time, the “Mortgage”) covering various parcels of real property, fixtures, and personal property located in Jackson County, Minnesota, and that certain Security Agreement dated September 29, 2005. In the event any such security is found to be invalid for whatever reason, such invalidity shall constitute an event of default hereunder. All of the agreements, conditions, covenants, provisions, and stipulations contained in the Mortgage, or any instrument securing this Note are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein. It is agreed that time is of the essence of this Note.

11.                               Upon the occurrence at any time of an Event of Default or at any time thereafter, the outstanding principal balance hereof plus accrued interest hereon plus all other amounts due hereunder shall, at the option of the Lender, be immediately due and payable, without notice or demand and Lender shall be entitled to exercise all remedies provided in this Note, the MLA or any other Loan Document.

12.                               The occurrence at any time of an Event of Default or at any time thereafter, the Lender shall have the right to set off any and all amounts due hereunder by the Borrower to the Lender against any indebtedness or obligation of the Lender to the Borrower.

13.                               The Borrower promises to pay all reasonable costs of collection of this Note, including, but not limited to, reasonable attorneys’ fees paid or incurred by the Lender on account of such collection, whether or not suit is filed with respect thereto and whether or not such costs are paid or incurred, or to be paid or incurred, prior to or after the entry of judgment.

14.                               Demand, presentment, protest and notice of nonpayment and dishonor of this Note are hereby waived.

15.                               This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

16.                               The Borrower hereby irrevocably submits to the jurisdiction of any Minnesota state court or federal court over any action or proceeding arising out of or relating to this Note, the MLA and any instrument, agreement or document related hereto or thereto, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota state or federal court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Nothing in this Note shall affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction to the extent permitted by law.

17.                               Effective on the date of this Note, this Note shall supersede and replace in its entirety the Amended and Restated Term Revolving Note of the Borrower dated September 1, 2011, which superseded and replaced that certain Term Revolving Note of the Borrower dated October 1, 2007 (and all amendments thereto) which shall hereafter be of no force or effect.

HERON LAKE BIOENERGY, LLC, a Minnesota limited liability company

/s/ Robert J. Ferguson
By: Robert J. Ferguson
Its: President